Exhibit 16.1

August 1, 2008

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Sterling Oil & Gas Company’s statements included in the first paragraph of Item 4.01 of its Form 8-K expected to be filed on August 4, 2008, and we agree with the statements concerning our firm.

HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP